Exhibit 4.9

AMENDMENT TO LOAN AGREEMENT

        THIS AMENDMENT TO LOAN AGREEMENT (this “Amendment”) made as of the 31th day of March, 2009, by and between Attunity Ltd., an Israeli company (the “Borrower”), and the Lenders set forth in Schedule 1 (the “Lenders”).

W I T N E S S E T H:

        WHEREAS, the parties entered into that Loan Agreement, dated November 25, 2008 (the “Loan Agreement; all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement);

        WHEREAS, the parties wish to amend the terms of the Loan Agreement as further set forth herein.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

    1.        Definition of Next Qualified Equity Financing. The words “in excess of US$1,000,000” in Section 4 of the Loan Agreement shall be amended and replaced with the following: “in excess of US$750,000.”

    2.        Miscellaneous. Other than as specifically set forth herein, the Loan Agreement and the other Transaction Documents shall remain in full force and effect with no changes.

[Signatures Follow]

IN WITNESS WHEREOF the parties have signed this Agreement in one or more counterparts as of the date first hereinabove set forth.

ATTUNITY LTD. By: —————————————— Name: Dror Elkayam Title: VP Finance

SHIMON ALON By: ——————————————

AKI RATNER By: ——————————————

BONALE FOUNDATION By: —————————————— Name: Title: